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                                                                    EXHIBIT 10.1

                     CONFIDENTIAL PORTIONS HAVE BEEN OMITTED
                 BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT
        PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934 AND
                 HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

                                    AGREEMENT
                                 BY AND BETWEEN
                            MICRO THERAPEUTICS, INC.
                                       AND
                               ABBOTT LABORATORIES

        THIS AGREEMENT (the "Agreement") is entered into as of June 28, 2000 (the "Effective Date") by and between MICRO THERAPEUTICS, INC., a Delaware corporation, having a place of business at 2 Goodyear, Irvine, California 92618 ("MTI") and ABBOTT LABORATORIES, an Illinois corporation, having offices at 200 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott").

                               W I T N E S E T H:

        WHEREAS, the parties entered into an Exclusive Distribution Agreement (the "Distribution Agreement") and other agreements on August 12, 1998, under which the parties agreed that Abbott would act as exclusive distributor and promoter of the Products (as hereinafter defined);

        WHEREAS, the parties have determined that it would be more efficient and advantageous for the parties to co-promote together the Products in the Territory (as hereinafter defined);

        WHEREAS, MTI and Abbott wish to enter into an agreement to co-promote together such Products throughout the Territory and allow Abbott to exclusively distribute such Products throughout the Territory;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:


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                             ARTICLE 1 - DEFINITIONS

The following words and phrases, when used herein with capital letters, shall have the meaning set forth or referenced below:

1.1 "Affiliate" means any company or entity that controls, is controlled by, or is under common control with, a party to this Agreement. As used herein, "control" means the direct or indirect ownership of fifty percent (50%) or more of the authorized issued voting shares in such entity or such other relationship as in fact legally results in effective control over the management, business and affairs of such entity.

1.2 "ASP" or "Average Selling Price" means the Net Sales (as defined hereinbelow) of any given Product divided by the total number of units of that Product shipped (excluding non-revenue units, such as samples) and invoiced by Abbott or its Affiliates to Customers (as hereinafter defined).

1.3 "Business Day" means any day Monday through Friday excluding Abbott observed holidays.

1.4 "Change of Control Event" means any sale of all or substantially all of a party's assets or stock or a change in ownership or control (as "control" is defined in Section 1.1) of a party, whether by merger or acquisition or otherwise.

1.5 "Confidential Information" means proprietary, non-public information owned or controlled by one party to this Agreement to which the other party has access hereunder, including but not limited to, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, business activities and operations, customer lists, reports, studies and other technical and business information.

1.6 "Cost" means the transfer price paid by Abbott to MTI for each Product purchased under this Agreement, pursuant to Section 7.1.

1.7 "Customer" means any end-user that purchases Products for use in the Territory.


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1.8     "FDA" means the United States Food and Drug Administration and any successor agency thereto.

1.9 "Field" means devices and methods of use directed toward diagnosis, treatment or prevention of blood clot disorders in the peripheral vasculature, including related peripheral blood clot therapy access products.

1.10 "First Commercial Sale" means the first sale by MTI of any Product to a Customer after the Effective Date. "First Commercial Sale" shall not include any sales to MTI Affiliates or to any third party in connection with any clinical trials or regulatory or safety testing.

1.11 "LES" means MTI's Liquid Embolic System (Onyx(TM)) that includes an embolic agent and delivery system.

1.12    "Margin" means Net Sales minus the Cost of the Product sold.

1.13 "MTI Sales Representatives" means an individual who is regularly employed by MTI on a full-time basis as a member of its hospital sales force and who is qualified and has been trained by MTI to make sales presentations for MTI's hospital-based device products to physicians and hospitals.

1.14 "MTI's Successor" means a third party that assumes control of MTI's management, business and affairs following an MTI Change of Control Event.

1.15 "Net Sales" means gross amounts recorded by Abbott on the accrual method minus reasonable reserves for bad debt consistent with Generally Accepted Accounting Principles ("GAAP") consistently applied by Abbott for sales of, and in connection with, Abbott's purchase, transportation and importation of the Product, less any discounts, rebates and credit for damaged, outdated, returned, withdrawn and recalled goods, less any allowances for partial-revenue or non-revenue units (e.g., samples), less any trade discounts earned or granted, less any cash discounts, management fees or rebates paid to Customers (including but not limited to Group Purchasing Organizations ("GPOs"),

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        Integrated Heath Care Systems ("IHSs") and government agencies) and less all freight charges, insurance and other costs of shipping and handling, taxes, duties and the like, all to the extent that any of the foregoing may be recorded or incurred by Abbott in connection with the sale of Products under this Agreement. For sales outside of the United States, the aforementioned shall be converted to United States dollars each calendar quarter, using Abbott's standard practices to determine Net Sales.

1.16 "PMA Code" means the Pharmaceutical Manufacturers Association's Code of Pharmaceutical Marketing Practices, as amended from time to time.

1.17 "Products" means all of the current MTI products referenced in the attached Exhibit 1.17 as well as MTI's devices or technology developed or otherwise acquired by MTI after the Effective Date that have any application in the Field, including but not limited to any improvements, enhancements or line extensions thereto. The parties shall amend Exhibit
        1.17 from time to time to reflect any and all Product improvements, enhancements and line extensions of new Products and, as applicable, shall amend Sections 7.1 and 7.2 accordingly.

1.18 "Product Lines" means the following five (5) categories of Products as of the Effective Date: thrombolytic brushes, infusion catheters, infusion guidewires, peripheral micro catheters and accessory kits. "Products Lines" also shall include other Product categories that may be developed during the Term (as hereinafter defined).

1.19 "Promotion Effort" means or refers to a sales presentation in the Territory by an MTI Sales Representative authorized by MTI during which presentation such representative promotes Products to Customers such as hospital-based (including free-standing surgical centers) surgeons, physicians and other appropriate reference physicians, as well as, appropriate purchasing personnel within Customer's organization.


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1.20    "Promotional Materials" means printed matter, including printed literature and reprints, or graphic matter relating or referring to the Product that is deemed by MTI to be essential for use by the MTI Sales Representatives in Promotion Efforts.

1.21 "QSR" or "Quality System Regulations" means all applicable standards relating to manufacturing practices for medical devices promulgated by the FDA in the form of laws, regulations or guidance documents (including but not limited to advisory opinions, compliance policy guides and guidelines), and which guidance documents MTI knows or reasonably should have known to be applicable, current, feasible and valuable in ensuring device quality within the device manufacturing industry for such products in effect on the Effective Date or at any time thereafter during the Term.

1.22 "Sampling Act" means the Prescription Drug Marketing Act of 1987, as amended from time to time and any regulations promulgated thereunder.

1.23 "Specifications" means MTI's most current specifications for the manufacture of each of the Products.

1.24 "Standard Manufacturing Cost" means, with respect to any Product, MTI's fully allocated cost of manufacturing such Product (in accordance with QSR and the Specifications) as determined in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied, including all direct and indirect costs related to the manufacture of such Product, including without limitation, costs for labor, materials (including, without limitation, components of such Product), quality control, regulatory compliance, manufacturing administrative expenses, subcontractors, fixed and variable manufacturing overhead costs and business unit, division or company costs reasonably allocable to the manufacture, packaging and labeling of such Product, in each case, respectively.


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1.25    "Term" means the "Initial Term" (as defined in Section 11.1) unless earlier terminated pursuant to Sections 11.2, 11.3 or 11.4.

1.26 "Territory" means the fifty (50) states of the United States of America and territories of the United States (including but not limited to Puerto Rico) as well as Canada. The Territory may be expanded from time to time by mutual agreement of the parties to include additional countries not currently committed by MTI to alternative distributors for the Products.

         ARTICLE 2--APPOINTMENT TO DISTRIBUTE PRODUCTS; ABBOTT'S DUTIES

2.1 Appointment. MTI hereby appoints Abbott as the exclusive distributor of the Products to Customers in the Territory. During the Term, MTI shall not itself or through its Affiliates (i) appoint or authorize any other distributor or sales representative to make sales of any Products within the Territory or (ii) sell any Products to any entity that it knows or has reason to know will sell such Products in the Territory, without Abbott's prior written permission. Abbott may, in its discretion, distribute, market and sell the Products in the Territory through any Affiliate of Abbott or use other subdistributors and agents of its own choosing in distributing any Products in the Territory. Abbott shall have the right during the Term to represent to the public that it is an authorized exclusive independent distributor of the Products within the Territory.

2.2 Abbott's Duties. Abbott shall use reasonable commercial efforts to introduce, promote the sale of, solicit and obtain orders for Products from Customers in accordance with the terms of this Agreement. Additionally, Abbott shall be responsible for all order entry, distribution, billing, collection of sales revenue, Customer service support (excluding technical Product support), contracting and processing of returns for the Products in the Territory. In particular, Abbott shall assume the following responsibilities:


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        2.2.1  Sales. Subject to the provisions of Article 3, Abbott shall assume responsibility for all sales and marketing activities for the Products in the Territory, through its Abbott Critical Care Systems commercial organization or another commercial organization, at Abbott's sole discretion. Except as otherwise expressly stated herein, Abbott shall be responsible for its own sales and marketing costs, including but not limited to, training and maintenance of its sales organization.

        2.2.2 Contracting and Pricing. As of the Effective Date, except as otherwise mutually agreed herein, Abbott shall assume full responsibility for negotiating and entering into all Customer contracts, including but not limited to, all hospital, GPO and IHS sales contracts for the Products in the Territory. Abbott shall be solely responsible for establishing sales prices for Products for all Customers in the Territory. Current product prices shall be as set forth on Exhibit 2.2.2. Pursuant to
               Article 3, Abbott shall provide MTI with Abbott's current Customer lists as well as current and proposed Customer contracts for the Products. Abbott shall administer all of its pre-existing sales contracts with Customers for the Products in the Territory during the Term. In addition, Abbott shall administer all contracts executed by MTI pursuant to Article 3. MTI Sales Representatives shall consult with Abbott's Hospital Products Division's Contract Marketing Department pursuant to Section 3.9 to coordinate presentation and content of Customer contract proposals and implement distribution of Products to Customers. MTI understands and agrees that any Customer who is a member of a group purchasing organization (hereinafter, "GPO") may have membership obligations to such GPO. MTI agrees that it shall not offer Products to such Customers at prices that are below such Customer's GPO contracted price established by Abbott for such GPO without prior written approval from Abbott.


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2.3     Forecast. Abbott and MTI shall prepare and agree upon a new Forecast prior to September 30 of each calendar year during the Term. Each Forecast shall encompass a one year Forecast, with projections gaited on a monthly basis. Such Forecasts shall include a sales Forecast by Product Line, anticipated quantity and quarterly estimated delivery dates. With respect to Product Line extensions, the parties shall make Forecast adjustments as mutually agreed upon, commensurate with the expanded total available market opportunity associated with the expanded Product offerings.

2.4 No Minimum Purchase Requirements. Nothing herein shall be construed to obligate Abbott to purchase any minimum quantity of any of the Products.

2.5 Compliance with Laws. Subject to Article 4 below, Abbott shall, at all times during the Term, maintain any necessary legal permits and licenses required by any governmental unit or agency to distribute the Products hereunder and shall comply with all applicable national, state, regional and local laws and regulations, in performing its duties hereunder and in any of its dealings with respect to the Products as an independent distributor, except where the failure to obtain such permits or licenses or failure to comply will not have a material adverse effect on Abbott's ability to distribute the Products.

2.6 Commission. As consideration for MTI's performance of its obligations hereunder, Abbott shall pay MTI a commission pursuant to Section 7.2.

2.7 Pricing and Marketing Strategies. Abbott, as exclusive distributor hereunder, shall solely and exclusively formulate all prices, pricing strategies and marketing strategies relating to the Product in the Territory. Abbott shall pre-approve a limited price range within which MTI Sales Representatives can present sales contracts to Customers as provided in Section 3.9. In the event that an MTI Sales Representative desires to contract outside of the pre-approved contract price range provided in Section 3.9, such MTI Sales Representative shall contact Abbott's Hospital Products Division's Contract Marketing

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        Department and shall obtain from such Department the Product prices.
        Neither MTI nor any MTI Sales Representative shall have the right to establish Product prices. Abbott shall have the right to quarterly review prices for Products and adjust such prices accordingly.

2.8 Accounts Receivable. Abbott shall notify MTI and the appropriate MTI Sales Representative of any Customers placed on "credit hold" status within forty-eight (48) hours of such action by Abbott. Abbott also shall provide to MTI the name of the Abbott sales representative responsible for such Customer account. These responsibilities imposed on Abbott as described in this Section 2.8 are referred to in Sections 7.7 and 11.5 as the "Accounts Receivable Performance Standard."

2.9 Customer Service. Abbott shall fill Customer orders according to Abbott's current policy, as follows: Customer orders placed by 12 noon shall be shipped the same business day as the order was placed. Customer orders placed after 12 noon shall be shipped either: (i) on an emergency basis with the Customer paying shipping charges; or (ii) the next business day. In the event that Product cannot be shipped according to Abbott's current policy, Abbott shall inform MTI within forty-eight (48) hours of the order's placement that such order cannot be filled and of the underlying circumstances. These responsibilities imposed on Abbott as described in this Section 2.9 are referred to in Sections 7.7 and
        11.5 as the "Customer Service Performance Standard."

          ARTICLE 3 - APPOINTMENT TO CO-PROMOTE; MTI'S RESPONSIBILITIES

3.1 Appointment. Abbott hereby appoints MTI, on an exclusive basis, to co-promote the Products with Abbott in the Territory through the use of MTI Sales Representatives for the Term. MTI's duties shall include, but not be limited to, the following provisions of this Article 3.

3.2     Product Promotion.


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        3.2.1  General. During the Term, MTI, by and through MTI Sales
               Representatives, shall perform Promotion Efforts in accordance with the terms of this Agreement. MTI shall consult with Abbott from time to time with respect to the manner in which MTI shall promote the Products, including the indications for the Products and the frequency with which the MTI Sales Representatives shall perform Promotion Efforts to any particular Customer. MTI shall make the final determination with respect to the manner in which either party shall promote the Products, except that Abbott shall not be required to violate the PMA Code or any applicable federal, state or local laws or regulations. MTI shall perform Promotion Efforts of the Products only in strict accordance with:
               (i) the PMA Code; (ii) the approved Product labeling; and (iii) the applicable federal, state and local laws and regulations of the Territory including, but not limited to, the Sampling Act and the Controlled Drug Act. Neither party shall be deemed to be in default of this obligation as a result of any administrative or judicial determination that either an item of Promotional Material or MTI's advertising for the Product(s) is in violation of: (x) the PMA Code; or (y) the approved Product labeling; or
               (z) any applicable federal, state or local laws and regulations of the Territory. As part of the Promotion Effort, and in accordance with Sections 3.6.2 and 3.7 hereof, the MTI Sales Representatives shall distribute Promotional Materials to Customers to whom the MTI Sales Representatives make Promotion Efforts and shall arrange for MTI's distribution of samples to Customers.

        3.2.2 Number of Promotion Efforts. During the Term, MTI, by and through the MTI Sales Representatives, shall use its reasonable best efforts to promote the Products and to obtain a commitment from Customers to conduct trial evaluation of Products. Thereafter, MTI, by and through the MTI Sales Representatives, shall

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                use its reasonable best efforts to maintain Product usage
                profiles. MTI shall prepare quarterly reports to Abbott summarizing its Promotion Efforts.

3.3 Sales Force. At all times during the Term, MTI shall maintain a minimum sales force of at least two (2) representatives.

3.4 Sales Representative Training. MTI shall be responsible for training and supervising the MTI Sales Representatives in the promotion of the Product. In addition, MTI shall provide reasonable initial training of Abbott's personnel in the use of the Products, upon Abbott's reasonable request. Abbott shall pay the cost of any travel and lodging for its personnel attending any such training, and MTI shall pay the cost of the trainers and materials.

3.5 MTI Sales Representatives' Incentive Compensation. For the Term, MTI, at its sole cost and at its sole discretion, shall award incentive compensation, bonuses or prizes to MTI Sales Representatives for achieving goals for volume of sales generated for the Products in such MTI Sales Representative's sales territory. Pursuant to Section 2.2.2, Abbott shall supply certain sales information to aid MTI in the determination of incentive compensation related to the Products.

3.6     Development and Distribution of Promotional Materials.

        3.6.1 Promotional Materials. Upon Abbott's request, MTI shall furnish Abbott, without charge (except as otherwise agreed in writing), with reasonable quantities of technical, advertising and selling information and literature in English concerning the Products which Abbott may distribute, incorporate or include with its own marketing materials and information relating to the Products. Abbott shall have the right to develop and distribute its own marketing materials, brochures and other information regarding the Products in connection with its sales and marketing activities under this Agreement, subject to the prior approval of MTI,

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                which approval shall not be unreasonably withheld. If Abbott determines that any Promotional Material conflicts with the PMA Code or any law or regulation of the Territory, Abbott shall inform MTI of such determination as soon as reasonably possible, and Abbott shall not be required to distribute such Promotional Material. If MTI decides to use such Promotional Material, such Promotional Material shall be printed or reprinted, as the case may be, without the Abbott logo or name thereon.

        3.6.2 Distribution of Promotional Materials. In connection with the Promotion Efforts, MTI Sales Representatives shall distribute Promotional Materials to Customers. MTI shall consult with Abbott with respect to the distribution of the Promotional Materials. It is understood, however, that MTI shall have the final decision with respect to such distribution, except as otherwise provided herein.

3.7 Responsibility for Samples. MTI shall, at its expense, supply samples to Customers as part of its Promotion Efforts hereunder and as MTI reasonably deems appropriate, to support its Promotion Efforts. On an as-needed basis and at Abbott's request, MTI also shall provide Abbott with a reasonable amount of samples of each of the Products to assist Abbott in its sales presentations and medical meeting demonstrations or presentations and for Customer testing purposes. Such samples shall be provided to Abbott at MTI's expense.

3.8 Requests for Information by Third Parties. In the event Abbott's Medical Affairs Liaison appointed pursuant to Section 4.12 receives inquiries which relate to the efficacy, safety or other medical issues regarding the Product(s) from third parties, Abbott's Medical Affairs Liaison shall direct such inquiries within two (2) business days of such liaison's receipt of such inquiry to MTI's Medical Affairs Liaison appointed pursuant to Section 4.12.1, unless such inquiry is of a routine nature and the response is clearly set forth in

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        either the Product labeling or the Product inquiry report supplied by
        MTI to Abbott. The Product inquiry report shall set forth the standard responses used by MTI to respond to questions of a routine nature directed to MTI with respect to the Product. MTI shall supply the Product inquiry report to Abbott within a reasonable time period prior to the Product Launch Date.

3.9 Responsibilities of MTI's Sales Representatives. MTI Sales Representatives shall have the right, through their Promotion Efforts, to present contracts to Customers at prices that are within the limited price range pre-approved by Abbott as set forth in Exhibit 2.2.2 and pursuant to Section 2.7. All such contracts shall be sent to Abbott; Abbott Laboratories Inc., HPD Contract Marketing, Attention: Manager, Major Accounts, D36J, AP30-2 Center, 200 Abbott Park Road, Abbott Park, IL 60064.

         ARTICLE 4. MANUFACTURING, REGULATORY AND SAFETY CONSIDERATIONS

4.1 Regulatory and Safety Testing Requirements. MTI shall be considered to be the finished device manufacturer for the Products and shall be responsible for compliance with all regulatory and safety testing requirements for the Products in the Territory. MTI shall provide Abbott with the data and results from clinical trials with respect to each of the Products.

4.2 Regulatory Approvals and Registrations. MTI shall establish and maintain all regulatory approvals required to manufacture and permit sale of the Products in the Territory, including, at a minimum all necessary, FDA approvals and the equivalent Canadian approvals for each Product.

4.3 Quality System Compliance. MTI shall be solely responsible for compliance with all Quality System Regulations affecting the Products, including, at a minimum, International Standards Organization ("ISO") certification and compliance with FDA

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        Quality System Regulations. During the Term, MTI shall manage the complaint files associated with the Products in the Territory and provide copies of those complaint files to Abbott upon Abbott's request. In accordance with a timetable to be mutually agreed upon by the parties, Abbott shall have the right to review MTI's manufacturing operations in order to ensure compliance with Quality System Regulations. Abbott may, in its discretion, make QSR recommendations to MTI and MTI shall use reasonable efforts to implement any QSR recommendations made by Abbott.

4.4 Post-Marketing Regulatory Reporting. MTI shall be responsible for reporting any reportable events, including but not limited to patient deaths or injuries, associated with the Products to the FDA and other appropriate authorities; provided, however, that to the extent required by applicable law Abbott may also report such events to the applicable authorities. Abbott shall notify MTI of any such event within two (2) Business Days after Abbott learns of such an event. Abbott shall use reasonable commercial efforts to notify MTI of any such event prior to notifying the FDA or other appropriate authorities. Each party shall provide the other party with any assistance reasonably requested by the other party in connection with such activities, including without limitation access to the Product files. MTI shall update Abbott periodically (in accordance with a timetable to be mutually agreed upon by the parties) on any reportable events involving the Products in the Territory for which MTI has filed reports with the FDA or other regulatory authorities in the Territory.

4.5 Post-Marketing Clinical Trials. MTI shall fund, conduct and complete post-approval clinical trials in order to establish clinical/commercial user preference status for the Products, in accordance with the Post-Market Clinical Development Program attached hereto as Exhibit 4.5. Upon mutual agreement of the parties regarding appropriate

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        timetables, these clinical trials shall be conducted by MTI, with assistance from Abbott if so requested by MTI.

4.6 Reimbursement. MTI shall use its best efforts to assist Customers in obtaining reimbursement from governmental agencies, third-party payors, or other parties from whom reimbursement may be sought in connection with sales of the Products to Customers.

4.7 Cooperation. To assist in selling and marketing the Products in the Territory, each party shall, as applicable:

                (i) provide the other party with any information reasonably requested by the other party for the purpose of complying with regulatory and other legal requirements relating to the Products;

                (ii) provide the other party with information on marketing and promotional plans for the Products as well as copies of marketing, advertising, sales and promotional literature concerning the Products, if any; and

                (iii) provide the other party with certificates of free sale, trademark authorizations and any other documents relating to the Products which the other party may reasonably request to satisfy the requirements of the laws of the various jurisdictions within the Territory and of any competent authority.

4.8 Trade Shows. For trade shows and congresses pertinent to the Field in the Territory, Abbott shall use reasonable efforts to assist MTI, subject to mutual written agreement of the parties, with the promotion of the Products. Such assistance may include sharing of costs, provision of personnel and materials as well as joint exhibits.

4.9 Product Changes. MTI shall provide Abbott with at least ninety (90) days prior written notice of any change in the Specifications or the processes, materials, equipment, inspection, testing, manufacturing location and the like of which it has knowledge that

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        may have any effect on the Products or their uses. MTI shall give due consideration to any comments or suggestions Abbott may make with respect to such changes.

4.10 MTI's Manufacturing Responsibilities. MTI shall use reasonable commercial efforts to maintain adequate manufacturing capacity and sufficient supply of the Products during the Term. Should MTI fail to maintain adequate manufacturing capacity and/or sufficient supply of the Products, MTI and Abbott shall in good faith use their best efforts to develop jointly a plan to ensure continued Product supply, which plan may include, at Abbott's reasonable discretion, Abbott's exercise of its standby right to manufacture the Products under Section 4.11 and appropriate mutually agreed upon Forecast adjustments pursuant to
        Section 2.3. MTI shall use commercially reasonable efforts to develop appropriate Product Line extensions in order to assure maintenance of market-competitive Products in the Field. MTI shall give due consideration to recommendations from Abbott in this regard.

4.11 Standby Right to Manufacture. If MTI is unable or unwilling for any reason (other than where determined as due to Abbott's breach of this Agreement or due to bona fide dispute that the parties have submitted for resolution pursuant to the provisions of Section 12.5) to supply any Products as and when ordered by Abbott in accordance with this Agreement, then, after the expiration of a reasonable period of time (not to exceed [*] ([*]) days), during which MTI may remedy the cause of its inability to supply the Products, Abbott, shall have the right, but not the obligation, to manufacture or have manufactured the Products under MTI's patents and other intellectual property rights during the period that MTI is unable to supply.

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.


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        To the extent necessary to implement Abbott's standby manufacturing rights under this Section 4.11, MTI hereby grants Abbott a non-exclusive, royalty-free license under MTI patents and other intellectual property rights to make, have made, use, import, sell and offer for sale the Products in the Territory. During such period, MTI shall provide Abbott with manufacturing know-how and reasonable assistance to enable Abbott (and, as applicable, Abbott's third party manufacturer) to manufacture the Products. At such time as MTI can demonstrate to Abbott's reasonable satisfaction that MTI is capable of resuming the manufacture and supply of Products, Abbott's license hereunder shall cease and Abbott shall resume purchasing Products from MTI and Abbott shall return to MTI all MTI equipment and technology utilized by Abbott for the manufacture of Products.

4.12    Notification of Adverse Events.

        4.12.1 Communication. Within thirty (30) days after the execution of this Agreement, the parties shall each appoint a primary liaison (the "Medical Affairs Liaison") to communicate with each other with regard to information required pursuant to this Section
               4.12.1. Either party may change its Medical Affairs Liaison by notice to the other party.

        4.12.2 Notification. During the term of this Agreement, Abbott shall give MTI notice as set forth in this Section 4.12.2 of any adverse device experience, as defined in 21 CFR 314.80, associated with the Product as to which Abbott obtains information in accordance with the following:

                      (a) Any adverse device experience information obtained by
                  Abbott shall be reported to MTI's Medical Affairs Liaison, by telephone or in writing (only by facsimile) within three (3) working days after Abbott's initial receipt of the information; provided however, any report of a serious unlabelled event or any report of a death shall be reported to MTI's Medical Affairs Liaison within twenty-four (24) hours of Abbott's receipt of the information. Abbott shall use reasonable commercial efforts to notify MTI prior to notifying the FDA or other appropriate authorities;

                   (b) Abbott's reports to MTI shall contain: (i) the date the report was received by Abbott; (ii) the name of the reporter and the reporter's title; (iii) the address and telephone number of the reporter; (iv) a description of the adverse device experience; (v) the indication for treatment; (vi) the outcome of the event; (vii) the dose and duration of treatment; and
                (viii) the lot number of the Product, if available; and

                   (c) in accordance with 21 CFR 314.80, Abbott shall maintain a record of the adverse device experience, including: (i) a copy of the device experience report; (ii) the date the report was received; (iii) the date the report was provided to MTI; and
                (iv) MTI's name and address.

        4.12.3 Product Report. If, during the Term, MTI determines it is necessary to issue a report to its representatives with respect to the medical efficacy or side effects of the Product(s), MTI shall also provide such report to Abbott within five (5) business days of its issuance to the MTI Sales Representatives, which report Abbott shall immediately distribute to the Abbott sales representatives.

4.13 Recalls. The parties shall give prompt notice of any contemplated recall of any Products to the other party (including notice by MTI to Abbott of any such recall outside the Territory). The parties shall give each other full cooperation throughout the recall process whether such recall is voluntary or otherwise, and shall comply in full with applicable laws, regulations and governmental agency directives with respect to such recall. Any recall expenses incurred by Abbott resulting from MTI QSR deficiencies, Product quality defects, Product performance defects or government actions will be fully reimbursed to Abbott from MTI.

                            ARTICLE 5 - NEW PRODUCTS

5.1 Right of First Discussion. During the Term, MTI shall provide to Abbott an exclusive right of first discussion if MTI elects to consider and/or pursue discussions with third parties on potential commercial collaborations in the Territory for potential peripheral vascular applications of MTI's LES (Onyx(TM)) embolization product currently under development. If MTI considers and/or desires to pursue potential third party sales, marketing and/or distribution collaborations for peripheral applications of LES in the Territory, MTI shall negotiate first and in good faith with Abbott for a period of not less than [*] ([*]) days for distribution rights for such products. If the parties do not execute an agreement for distribution of such products within such [*] ([*]) day period (or such longer period as may be mutually agreed upon by the parties), MTI shall have no further obligations to Abbott in this regard. MTI shall give serious consideration to any reasonable commercial terms proposed by Abbott in writing with regard to peripheral LES applications. If the parties are unable to agree on the terms of such written offer, then for a period of [*] ([*]) [*] following the above-referenced discussion period, MTI shall not accept a third party offer for commercialization of peripheral LES applications that, in MTI's sole opinion, is less favorable to MTI than Abbott's last written offer, considering all relevant factors, including without limitation, any equity components as well as milestones, commissions and/or royalties.

*        CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                               ARTICLE 6. INTELLECTUAL PROPERTY

6.1 General. MTI shall use reasonable commercial efforts to file, prosecute, protect and maintain its intellectual property rights (including patents, know-how and MTI Trademarks, as defined below) relevant to the Products in the Territory at its own expense. If either party becomes aware of any actual or potential third party infringement of such intellectual property rights or any third party claim that MTI's manufacture and sale of the Products to Abbott hereunder or Abbott's sale of Products to Customers infringes any third party intellectual property rights, either party shall promptly notify the other.

6.2 Trademark License. During the Term, MTI hereby grants to Abbott an exclusive, royalty-free license to use the current and future trademarks, trade names and logos used by MTI at any time during the Term to identify the Products (the "MTI Trademarks") solely in the course of Abbott's advertisement, promotion, distribution and sale of the Products in the Territory. Abbott's use of the MTI Trademarks shall be in accordance with MTI's policies that are provided to Abbott in writing from time to time. Abbott shall display the MTI Trademarks on the Products distributed under this Agreement. Use of the MTI Trademarks on the Products shall not give Abbott any proprietary rights in the MTI Trademarks except for the license rights granted in this Section 6.2.

6.3 Trademark Ownership. Abbott acknowledges that, subject only to the license granted herein to Abbott, MTI owns and retains all proprietary rights in all MTI Trademarks.

6.4 No Continuing Rights. Upon termination of this Agreement, Abbott shall cease all further display, advertising and use of all MTI Trademarks except in connection with the sale of Products in inventory as provided in Section 11.6.2 below.

6.5 Trademarks Used In Labeling. In addition to the MTI Trademarks, the Products may bear trademarks selected by Abbott ("Abbott Trademarks") in a manner mutually agreed upon by the parties. Notwithstanding anything to the contrary set forth herein, MTI shall not use the Abbott Trademarks on any Product sold outside the Territory without the prior written consent of Abbott. Upon termination of this Agreement, MTI shall cease all use of the Abbott Trademarks.

6.6 Lot Numbers and List Numbers in Labeling. As soon as commercially feasible after the Effective Date, MTI shall make the following Product labeling changes: (a) each saleable unit of the Products shall have an Abbott list number printed on the label (including the case labeling) and (b) each saleable unit of the Products shall have identification numbers using the Abbott lot numbering convention and expiration dating formats (in compliance with [*], which Abbott shall supply to MTI) on the label (including the case labeling). Abbott shall supply MTI with Product list numbers, lot number suffix and lot number blocks as soon as commercially feasible after the Effective Date.

                  ARTICLE 7. FINANCIAL TERMS AND PRODUCT ORDERS

7.1 Cost. The Cost to Abbott for each Product purchased by Abbott from MTI under this Agreement shall be a percent of the Average Selling Price of such Product for the years 2000 - 2008, commencing on January 1, 2000, calculated according to the following schedule:

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                     COST (as a % of Average Selling Price)


            -----------------------------------------------------------------------
                                            Immediately Prior   Immediately Prior
            MTI Product Line                Quarter Net Sales   Quarterly Net
                                              Less Than [*]%    Sales Greater
                                                                Than or Equal To
                                                                [*]
            -----------------------------------------------------------------------

            -----------------------------------------------------------------------
            Infusion Catheters                     [*]%                [*]%
            -----------------------------------------------------------------------
            Infusion Guidewires                    [*]%                [*]%
            -----------------------------------------------------------------------
            Peripheral Micro Catheters             [*]%                [*]%
            -----------------------------------------------------------------------
            Mechanical Thrombolytic                [*]%                [*]%
            Devices
            -----------------------------------------------------------------------
            Accessory Kits                         [*]%                [*]%
            -----------------------------------------------------------------------

7.2 Commissions. Net Sales shall be calculated by Abbott and reviewed by the parties on a quarterly basis. As consideration for MTI's performance of its obligations hereunder, Abbott shall pay MTI a commission, on a calendar quarterly basis, as follows:

        7.2.1 For Net Sales up to and including [*] Dollars ($[*]) in any calendar quarter during the year 2000, such commission shall be paid as follows:

               (a) Within forty-five (45) days following the end of each calendar quarter, Abbott shall pay MTI a portion of the commission equal to [*]% of such calendar quarter's Net Sales.

               (b) Upon each of (i) the Effective Date and (ii) a date within ninety (90) days following the Effective Date, Abbott shall pay MTI, as a prepaid, minimum, non-refundable commission, [*] Dollars ($[*]), for a total of [*] Dollars ($[*]).

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

        7.2.2 For Net Sales up to and including [*] Dollars ($[*]) in any calendar quarter during the year 2001 Abbott shall pay MTI a commission equal to [*] percent ([*]%) within forty-five (45) days following the end of each such calendar quarter.

        7.2.3 For Net Sales in excess of [*] Dollars ($[*]) in any calendar quarter beginning subsequent to April 1, 2000 and through 2001, Abbott shall pay MTI a commission equal to [*] ([*]%) within forty-five (45) days following the end of each such calendar quarter.
        7.2.4 For Net Sales in any calendar quarter during each of the years 2002 through 2008, Abbott shall pay MTI a commission equal to [*] ([*]%) within forty-five (45) days following the end of each such calendar quarter.

7.3     Order Placement

        7.3.1 Purchase Orders. All purchases of the Products by Abbott from MTI shall be made by written purchase order specifying Product type, quantity, price, requested delivery schedule, delivery location, and shipping instructions. All purchases of the Products by Abbott from MTI during the Term shall be subject to the terms and conditions of this Agreement. Any additional or different terms and conditions in a purchase order or confirmation form which conflict with this Agreement shall be of no force and effect unless the parties specifically agree in writing to such conflicting terms and conditions.

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

        7.3.2 Acceptance of Orders. All orders and modifications to orders are subject to acceptance by MTI; provided, however, that MTI shall accept all purchase orders by Abbott for the Products as long as such orders are consistent with the current Forecasts (as described in Section 2.3 above). MTI shall use commercially reasonable efforts to fill all other orders by Abbott for the Products hereunder. If MTI believes that it will not be able to satisfy Abbott's orders for the Products, MTI shall promptly notify Abbott, specifying the reasons for the delay and its expected duration.

7.4     Product Delivery

        7.4.1 Title and Delivery. All Products shall be delivered FOB, MTI's United States manufacturing facility, to the carrier designated by Abbott. If no such designation is made by Abbott, MTI shall select the most cost-effective carrier, given the time constraints known to MTI. MTI's title and the risk of loss to the Products shall pass to Abbott upon delivery of the Products to the carrier.

        7.4.2 Taxes. Abbott shall pay all taxes (including, without limitation, sales, value-added and similar taxes) payable with respect to the sale and purchase of Products under this Agreement, except for taxes based on MTI's income.

        7.4.3 Shipping Instructions and Charges. All Products shall be suitably packed for shipment and marked by MTI for shipment to Abbott's United States facilities designated in the purchase order. Abbott shall not export the Product outside the Territory, and shall pay all freight, insurance and other shipping expenses, as well as any special packing expense.

        7.4.4 Partial Shipments. MTI may make partial shipments against Abbott's purchase orders upon mutual agreement of the parties.

        7.4.5 Rejected Products. Any delivery of Products by MTI to Abbott which fail to meet the Specifications shall be promptly returned to MTI at MTI's expense.

7.5     Order Changes

        7.5.1 Rescheduling of Delivery. Abbott may reschedule each order once, provided no such rescheduling shall exceed forty-five (45) days from the originally scheduled ship date. MTI shall work with Abbott in good faith on a case by case basis to resolve any issues related to market changes and potential impact on orders placed with MTI.

        7.5.2 Cancellation of Orders. Abbott may cancel all or any portion of an order or change the scope of an order at any time prior to fifteen (15) days before the scheduled ship date. Thereafter, Abbott may do so only with MTI's written approval.

7.6 Payment Terms. Abbott shall pay to MTI within forty-five (45) days of the receipt of invoice an estimated amount mutually agreed by the parties for the Cost specified in Section 7.1 above for each Product delivered during that month. Additionally, Abbott shall pay to MTI within forty-five (45) days of the end of each calendar quarter an actual amount for the commission on Product sales during such quarter as specified in Section 7.2. All payments shall be made in United States dollars. In accordance with Section 3.7, Abbott may distribute clinical samples of Products provided to Abbott under this Agreement pursuant to
        Section 3.7 without payment of commissions. Such samples will be included in any reconciliation as Net Sales at the price (if any) for such samples at zero dollars if the sample was distributed by Abbott free of charge.

        7.6.1 Quarterly Reconciliation. At the end of each calendar quarter, Abbott shall reconcile the estimated payments made to MTI under
               Section 7.1 above with the actual Cost for the Products purchased during such calendar quarter and shall provide a report to MTI of such reconciliation within thirty (30) days after the end of such quarter. Specifically, reconciliations shall be made

                      (i) to account for unanticipated changes to Product ASPs, if such ASP changes served to affect Abbott's Costs paid pursuant to Sections 7.1 and 7.6, and

                      (ii) to account for non-revenue (e.g., sample) units distributed by Abbott but previously paid for by Abbott pursuant to Section 7.1.

               If the reconciliation reveals that Abbott owes MTI additional amounts, Abbott shall remit payment of such amount with its report. If the reconciliation reveals that Abbott has overpaid in its estimated payment, MTI shall reimburse Abbott within ten (10) days of receipt of the report.

7.7 Abbott's Records. No more frequently than once in any twelve (12) month period during the Term, upon MTI's request and at MTI's expense, Abbott shall allow an independent auditor mutually agreed upon by the parties to examine Abbott's books and records only as such relate to the distribution and sale of the Products for the sole purpose of verifying
        (a) Abbott's compliance with its obligations to MTI relating to the Accounts Receivable and Customer Service Performance Standards as such compliance relates solely to filling orders of Products as described in Sections 2.8 and 2.9, respectively, and referred to in Section 11.5, and
        (b) the payments made by Abbott pursuant to Section 7.6. If, as a result of such examination, an underpayment or overpayment is found, the applicable party will rectify the underpayment or overpayment within thirty (30) days; provided that if such examination shows an underpayment by Abbott of more than ten percent (10%), then Abbott shall pay the cost of such audit. The audit shall take place during Abbott's normal business hours, at a location to be designated by Abbott, and may not disrupt the operation of Abbott's business. The audit shall be completed within five (5) Business

        Days and shall cover a period not more than two (2) years back from the date of the audit. Scheduling of the audit shall be subject to mutual agreement of the parties.

7.8     Returns

        7.8.1 If Product Does Not Meet Warranty. Abbott may return for a refund any Product that does not meet MTI's warranty as set forth in
               Section 9.2. MTI shall issue a return material authorization ("RMA") number for such defective Product upon Abbott's request. At MTI's expense, Abbott shall return any such defective Product to MTI with documentation referencing the applicable RMA number. MTI shall submit such refund and reimbursement of the return shipment cost to Abbott within forty-five (45) days of receiving the defective Product.

        7.8.2 Remaining Shelf Life. Each Product delivered under this Agreement shall have, upon Abbott's receipt of such Product, at least seventy-five percent (75%) of the applicable original Product shelf-life remaining, except as otherwise agreed in writing by Abbott. At MTI's expense, Abbott may return for a refund or replacement, at Abbott's option, any Product that does not meet this requirement. MTI shall submit such refund and reimbursement for shipping costs or replacement Product to Abbott within forty-five (45) days of receiving the returned Product.

                      ARTICLE 8. CONFIDENTIAL INFORMATION

8.1. Identification of Confidential Information. Confidential Information provided by the disclosing party (or any of its Affiliates) and entitled to protection under this Agreement shall be identified as such by appropriate markings on any documents exchanged. If the disclosing party provides information other than in written form, such information shall be considered Confidential Information only if the information by its nature would reasonably be considered of a confidential nature or if the receiving party, due to the context in which the information was disclosed, should have reasonably known it to be confidential, and the disclosing party gives written notice within ten (10) days of disclosure that such information is to remain confidential or the disclosing party had previously confirmed in writing that such information was confidential.

8.2 Protection of Confidential Information. Each party acknowledges that the other party claims its Confidential Information as a special, valuable and unique asset. During the Term and for three (3) years thereafter, for itself and on behalf of its Affiliates, officers, directors, agents, and employees, each party agrees to the following:

        8.2.1 Disclosure to Third Parties. Receiving party shall not disclose the Confidential Information to any third party or disclose to an employee unless such third party or employee has a need to know the Confidential Information in order to enable the disclosing party to exercise its rights or perform its obligations under this Agreement. Receiving party shall use the Confidential Information only for the purposes of exercising its rights or fulfilling its obligations under this Agreement and shall not otherwise use it for its own benefit. In no event shall the receiving party use less than the same degree of care to protect the Confidential Information as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated;

        8.2.2 Required Disclosure. If the receiving party faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, then, prior to disclosing any such Confidential Information, the receiving party shall promptly notify the disclosing party and, upon the disclosing party's request, shall cooperate with the disclosing party in responding to and/or contesting such request.

8.3 Return of Confidential Information. All information furnished under this Agreement shall remain the property of the disclosing party and shall be returned to it or destroyed or purged promptly at its request upon termination of this Agreement; provided, however, that Abbott may retain Confidential Information of MTI as reasonably necessary for Abbott to be able to complete the sale of Products on order or in inventory at the time of termination and to support Products already sold by Abbott under this Agreement. All documents, memoranda, notes and other tangible embodiments whatsoever prepared by the receiving party based on or which includes Confidential Information shall be destroyed to the extent necessary to remove all such Confidential Information upon the disclosing party's request, except that one copy of such information that may be retained in the legal files of the receiving party. Upon the request of the disclosing party, all destruction under this Section 8.3 shall be certified in writing to the disclosing party by an authorized representative of the receiving party.

8.4 Residual Information. Either party shall be free to use for any purpose (including, but not limited to, use in the development, manufacture, marketing and maintenance of its own products and services) the Residuals resulting from access to or work with Confidential Information of the other party, provided that the party maintains the confidentiality of the Confidential Information as provided herein. The term "Residuals" shall mean information in non-tangible form that may be inadvertently retained by persons who have had rightful access to the Confidential Information, including the ideas, concepts, know-how or techniques contained therein. Notwithstanding the provisions of this
        Section 8.4, during the Term, neither party may avoid its obligations toward a particular item of the Confidential Information merely by having a person commit such item to memory so as to reduce it to a non-tangible form. Further, this Section 8.4 does not provide to either party a license to use any patented, trademarked or copyrighted material of the other party.

8.5 Limitations. The confidentiality obligations set forth in this Article 8 shall not apply to disclosed information which the receiving party can prove receiving party knows at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records; is or becomes generally publicly known through no fault of the receiving party; receiving party independently developed without the use of any Confidential Information, as evidenced by written records; or receiving party rightfully obtains from a third party who has the right to transfer or disclose it.

8.6 Public Announcements. Notwithstanding anything to the contrary contained in this Agreement, neither party may initiate any public announcement concerning the subject matter of this Agreement without the prior written approval of the other party; provided, however, that this
        Section 8.6 shall not be construed to limit Abbott's ability to market, or MTI's ability to co-promote, the Products as either party deems necessary or appropriate.

                   ARTICLE 9 -- REPRESENTATIONS AND WARRANTIES

9.1 Reciprocal Representations and Warranties. Each party represents and warrants to the other party as follows:

        (i) It is a corporation duly organized and validly existing under the laws of its state or other jurisdiction of incorporation or formation;

        (ii) It has the power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

        (iii) The execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (a) any loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property, including but not limited to any agreements resulting in a Change of Control Event; (b) the provisions of its charter documents or by-laws; or (c) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; (iv) No authorization, consent or approval of any governmental authority or third party is required for the execution, delivery or performance by it of this Agreement, and the execution, delivery or performance of this Agreement will not violate any law, rule or regulation applicable to such party; and (v) This Agreement has been duly authorized, executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms and subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

9.2 MTI Product Warranties. MTI warrants that the Products manufactured by MTI and delivered to Abbott hereunder shall (i) from the date of shipment until the end of the specified shelf-life (as specified in Section 7.9 .2) conform to the Specifications and all applicable laws and regulations relating to the manufacture of the Product, including, but not limited to FDA and Canadian Quality System Regulations, (ii) be transferred free and clear of any security interest, liens, and encumbrances, and (iii) not infringe any third party patents, trademarks, copyrights, or other third party proprietary rights.

                          ARTICLE 10 -- INDEMNIFICATION

10.1 Indemnification. Subject to Section 10.3 below, MTI shall at its own expense, defend Abbott (including its Affiliates, directors, officers, employees and shareholders) against an "Indemnified Claim," as defined in Section 10.2 below, and hold Abbott (including its Affiliates, directors, officers, employees and shareholders) harmless and indemnify Abbott (including its Affiliates, directors, officers, employees and shareholders) from any loss, expense, liability and/or settlement (including attorneys' fees) resulting from an Indemnified Claim.

10.2 Indemnified Claim. For purposes of this Agreement, an "Indemnified Claim" shall mean: (i) any claim asserting that Abbott's sale or manufacturing in accordance with Section 4.11, or Abbott's or any Customer's purchase, possession or use of the Products or any part thereof infringes any third party patent, trade secret, trademark, copyright or other proprietary right; (ii) any claim arising from or related to a failure of MTI to comply with its representations and warranties under this Agreement; and (iii) any claim asserting that the Products caused injury or death to a person or damage to property; except to the extent such Indemnified Claims arise from Abbott's negligence, willful misconduct or breach of this Agreement in which event Abbott shall indemnify MTI (including its Affiliates, directors, officers, employees and shareholders) from such claims.

10.3 Limitations. Each party's obligation to indemnify the other party is contingent upon the party seeking indemnification (i) promptly notifying the indemnifying party of such claim and (ii) cooperating with the indemnifying party in the defense thereof, of which the indemnifying party shall have control at the indemnifying party's expense. Notwithstanding the above, the party seeking indemnification shall have the right but not the obligation, at its own expense, to participate in any such defense.

10.4 Infringements. If a claim of patent or other proprietary right infringement is made by a third party with respect to a Product, then MTI, at its option, shall (i) obtain for Abbott the right to continue to market and distribute the Product at MTI's own expense, (ii) replace the Product with a functionally-equivalent non-infringing Product, or (iii) modify the Product so that it becomes non-infringing, so long as the functionality of the Product is not adversely affected. If MTI is unable to accomplish any of the foregoing within one hundred eighty (180) days of the initial claim of infringement, MTI shall grant Abbott a full refund of Costs paid by Abbott to MTI for all affected Products and accept return of them, and the parties shall remove all such affected Products from the Forecast for the remainder of the Term.

10.5 Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10, NEITHER PARTY SHALL, BY REASON OF THE TERMINATION OF THIS AGREEMENT OR OTHERWISE, BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR OTHER DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.7 Insurance. MTI shall at all times during the Term maintain product liability insurance covering the Products with minimum annual limits of Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. MTI shall maintain such insurance for a minimum of five (5) years after termination of this Agreement. Within thirty (30) days of the Effective Date, MTI shall deliver to Abbott a certificate of insurance evidencing such insurance and stating that the policy will not be canceled or modified without at least thirty (30) days prior written notice to Abbott.

                       ARTICLE 11 -- TERM AND TERMINATION

11.1 Initial Term and Extensions. Unless earlier terminated pursuant to Sections 11.2, 11.3, 11.4 or 11.5, or renegotiated pursuant to Section 11.5, and subject to Section 11.6, the Initial Term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2008; provided, that one party has provided written notice of such termination to the other party at least six (6) months prior to such termination. During the Initial Term, the parties may negotiate and mutually agree to extend the Initial Term, whether for renewal periods or for a fixed period.

11.2 Termination by Abbott. Abbott may terminate this Agreement at any time upon one hundred and eighty (180) days written notice to MTI.

11.3 Termination Based on Change of Control Event. MTI or MTI's Successor may terminate this Agreement for a Change of Control Event affecting MTI upon ninety (90) days prior written notice to Abbott. Termination subsequent to a Change of Control Event shall occur by one of the following two mechanisms:

        11.3.1 Abbott Buyout of Product Lines. For a period of ninety (90) days following Abbott's receipt of notice from MTI of a Change in Control Event, the parties shall discuss Abbott's potential buyout of the Product Lines. Upon mutual agreement of Abbott and MTI's Successor, Abbott shall purchase all of the pertinent manufacturing assets (tooling, assembly and packaging equipment, manufacturing know-how and specifications) for the Products and all intellectual property rights (patents, additional commercial know-how and the MTI Trademarks) for the Products in the Field and in the Territory from MTI's

               Successor for a price of [*] times ([*]X) the aggregate [*] for the twelve-month period preceding the Change of Control Event.

        11.3.2 MTI's Successor Buyout of Agreement. In the event that Abbott and MTI's Successor do not agree to proceed with the Abbott buyout of Product Lines pursuant to Section 11.3.1 within ninety (90) days, MTI 's Successor may terminate this Agreement, and Abbott shall thereby relinquish all distribution rights under this Agreement, upon one hundred and eighty (180) days prior written notice, conditioned upon payment of a "Termination Fee" to Abbott. For purposes of determining the Termination Fee herein, the term "Abbott's Net Sales" shall mean the [*] of the Products in the twelve (12) months preceding the Effective Date of the Termination to the extent such sales are equal to or less than [*] Dollars ($[*]) plus [*] percent ([*]%) of all sales of the Products during such period in excess of such amount. The Termination Fee shall be calculated and payable over a five (5) year period as follows:

               Year After                      Amount Payable as a % of Abbott's Net Sales in
     Effective Date of Termination            12 Months Preceding Effective Date of Termination
     -----------------------------            -------------------------------------------------
                 Year 1                                             [*]%
                 Year 2                                             [*]%
                 Year 3                                             [*]%
                 Year 4                                             [*]%
                 Year 5                                             [*]%

               Such amounts shall be payable by MTI's Successor to Abbott once annually on the anniversary of the effective date of termination for a period of five (5) years

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

               following termination of this Agreement.
               Following an MTI Change of Control Event, if MTI's Successor fails to notify Abbott of its intention to terminate this Agreement within ninety (90) days of such MTI Change of Control Event, the Agreement shall remain in effect, provided that if MTI ceases to exist as a corporate entity, MTI's Successor has taken assignment of and assumed all rights and obligations of MTI under the terms and conditions of the Agreement for the remainder of the Term.

11.4 Termination For Cause. Either party may terminate this Agreement by giving the other party ninety (90) days written notice of such termination if the other party materially breaches or defaults in any of the material terms or conditions of this Agreement and fails to cure such breach or default within ninety (90) days of receiving notice thereof.

11.5    Termination or Renegotiation For Lack of Performance By Abbott.

        11.5.1 Performance Through June 30, 2002. If, on or prior to June 30, 2002, any of the following events has not occurred, MTI shall have the right, upon written notice to Abbott which shall be delivered to Abbott no later than July 31, 2002, to terminate, effective December 31, 2002, or renegotiate the terms and conditions of, this Agreement:

                A. [*] is available for sale;

                b. Net sales for the twelve months ending June 30, 2002
                   aggregates [*] Dollars ($[*]) or greater; and

                c. During the period from the Effective Date through June 30,
                   2002, Abbott is in ninety-nine percent (99%) or greater compliance with the Accounts Receivable and Customer Service Performance Standards described in

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                  Sections 2.8 and 2.9, respectively, and referred to in Section 7.7, as evidenced by Abbott's records.

        11.5.2 Performance Subsequent to June 30, 2002. On June 30 of each year from 2003 through 2007, MTI shall have the right, upon written notice to Abbott which shall be delivered to Abbott no later than July 31 of the same year, to terminate, effective December 31 of the same year, or renegotiate the terms and conditions of, this Agreement if any of the following events has not occurred:

                a.      [*] is available for sale;

                b. Net sales for the twelve months ending on the most recent June 30 aggregates [*] Dollars ($[*]) or greater; and

                c. During the period from the Effective Date through the applicable June 30, Abbott is in ninety-nine percent (99%) or greater compliance with the Accounts Receivable and Customer Service Performance Standards set forth in Sections 2.8 and 2.9, respectively, and referred to in
                        Section 7.7 as evidenced by Abbott's records.

11.6    The Effect of Termination

        11.6.1 Delivery of Previously Ordered Products. Upon any termination of this Agreement by MTI, Abbott shall be entitled to have delivered the Products ordered prior to termination.

        11.6.2 Disposition of Inventory. Upon any termination of this Agreement, Abbott may sell all or any part of its remaining inventory of the Products to Customers, or,

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

               upon mutual agreement between Abbott and MTI, MTI may agree to repurchase all or any part of Abbott's remaining inventory of the Products (excluding discontinued and demonstration units). The price for such inventory shall be the Cost paid by Abbott to MTI for such Products, plus Abbott's shipping and handling costs.

        11.6.3 Termination Fee. In the event that MTI terminates or otherwise cancels this Agreement pursuant to Section 11.5, MTI shall make the following payment to Abbott within thirty (30) days of such cancellation or termination.

                   ---------------------------------------------
                   Year of Cancellation/      MTI Payment to
                        Termination               Abbott
                   ---------------------------------------------
                            2002                   $[*]
                   ---------------------------------------------
                            2003                   $[*]
                   ---------------------------------------------
                            2004                   $[*]
                   ---------------------------------------------
                            2005                   $[*]
                   ---------------------------------------------
                            2006                   $[*]
                   ---------------------------------------------
                            2007                   $[*]
                   ---------------------------------------------

11.7 Survival. Articles 8 and 10, Sections 4.12, 7.7 (for the term indicated), , 9.2, 11.3, 11.6, 12.1, 12.2 and 12.5 through and including
        12.12 shall survive any termination of this Agreement.

*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                        ARTICLE 12 -- GENERAL PROVISIONS

12.1 Independent Contractors. The parties at all times are and shall be independent contractors in all matters relating to this Agreement. Each party and its employees are not agents or partners of the other party for any purposes and, except as otherwise expressly agreed in writing by the other party, have no power or authority to bind or commit the other party in any way.

12.2 No Waiver. The failure of either party to enforce at any time or for any period any of the provisions of this Agreement shall not be construed to be waiver of those provisions or of the right of that party thereafter to enforce each and every provision hereof.

12.3 Assignment. Except as otherwise provided herein, this Agreement shall not be assignable by either party without the prior written consent of the other party. Any attempted assignment not otherwise permitted herein shall be void. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

12.4 Notices. Any notice, report or statement to either party required or permitted under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, or by facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address set forth below, or to such other mailing address as the party may from time to time designate by prior written notice in accordance herewith. Any such notice, report or statement sent in accordance with this Section 12.4 shall be deemed duly given upon receipt.

12.5 Governing Law and Dispute Resolution. This Agreement (and any other documents referred to herein) shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance. Any disputes between the parties relating to this Agreement that cannot be resolved amicably shall be resolved by binding Alternative Dispute Resolution in accordance with the attached Exhibit 12.5.

12.6 Force Majeure. The parties shall not be liable for any delay or failure of obligations under this Agreement, in whole or in part, for any causes beyond the reasonable control of the parties, including, but not limited to, acts of God, war, riot, civil disturbances, strikes, lockouts or other labor disputes, accident of transportation or other force majeure. If MTI is unable to supply to Abbott any of the Products for any period of time, then MTI shall immediately notify Abbott of such inability, stating the reasons therefor and the estimated time of the delay and the Forecasts shall be adjusted accordingly by mutual written agreement. In such event, and upon Abbott's request, the Term shall be extended for a period equal to the period of time in which MTI is unable to supply Products to Abbott.

12.7 Titles of Sections. The titles of the various sections of this Agreement are used for convenience of reference only and are not intended to and shall not in any way enlarge or diminish the rights or obligations of the parties or affect the meaning or construction of this document.

12.8 Investigation; Joint Preparation. Each party acknowledges that it has had adequate opportunity to make whatever investigation or inquiry it deems necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof. Each party further acknowledges that it has read and understands each provision of this Agreement. This Agreement has been prepared jointly by the parties and shall not be strictly construed against either party, it being agreed that each party has had an opportunity to consult with counsel of its own choosing regarding the term and conditions of this Agreement.

12.9 Binding Effect. This Agreement shall be binding upon and inure to the benefits of the parties hereto and, and their respective successor and permitted assigns.

12.10 Integration/Modification/Entire Agreement. This Agreement, together with the attached Exhibits, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes, integrates and merges all prior discussions, correspondence, negotiations, understandings or agreements. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written instrument, which specifically identifies the intended alteration, amendment, modification or other change, clearly expresses the intention to so change this Agreement, and is signed by an authorized representative of each of the parties.

12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed an original, and all of which together shall constitute one and the same instrument.

12.12 Severability. If any provision, or portion thereof, of this Agreement shall be held to be invalid, illegal, void or otherwise unenforceable, such provision, or portion thereof, shall be amended to achieve as nearly as possible the same economic effect as the original provision to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remainder of the Agreement will remain in full force and effect.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

ABBOTT LABORATORIES                         MICRO THERAPEUTICS, INC.


By:     /s/ Richard A. Gonzalez             By:    /s/ George Wallace
   -------------------------------             ---------------------------------
        Richard A. Gonzalez

Title:  President HPD                       Title: President & CEO
      ----------------------------                ------------------------------

Date: 6/29/00                               Date: 6/28/00
     -----------------------------               -------------------------------

                                LIST OF EXHIBITS


1.17    Products

2.2.2   Product Prices and Pre-Approved Product Price Ranges

4.5     Post-Marketing Clinical Development Program

12.5    Alternative Dispute Resolution

                                    AGREEMENT
                                 by and between
                            Micro Therapeutics, Inc.
                                       and
                               Abbott Laboratories


                                  Exhibit 1.17
                                    Products

                              LIST OF PRODUCTS FROM
                     PRODUCT CATALOGUE (DOMESTIC PRICE LIST)


                            Valved Infusion Catheters

      Current Exp. 18 months (36 month expiration pending, September 1998)

                   Cragg-McNamara(R) Valved Infusion Catheters

    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)  Max. Guidewire (In.)
===================================================================================================
    201-0236            4                 40                    5                    .035
    201-0237            4                 40                    10                   .035
    201-0238            4                 40                    20                   .035
    201-0230            4                 65                    5                    .035
    201-0232            4                 65                    10                   .035
    201-0234            4                 65                    20                   .035
    201-0231            4                 100                   5                    .035
    201-0233            4                 100                   10                   .035
    201-0235            4                 100                   20                   .035
    201-0239            4                 135                   5                    .035
    201-0240            4                 135                   10                   .035
    201-0241            4                 135                   20                   .035
===================================================================================================
    201-0216            5                 40                    5                    .038
    201-0217            5                 40                    10                   .038
    201-0218            5                 40                    20                   .038
    201-0210            5                 65                    5                    .038
    201-0212            5                 65                    10                   .038



    201-0214            5                 65                    20                   .038
    201-0211            5                 100                   5                    .038
===================================================================================================
    201-0213            5                 100                   10                   .038
    201-0215            5                 100                   20                   .038
    201-0227            5                 100                   30                   .038
    201-0228            5                 100                   40                   .038
    201-0229            5                 100                   50                   .038
    201-0219            5                 135                   5                    .038
    201-0220            5                 135                   10                   .038
    201-0221            5                 135                   20                   .038
    201-0222            5                 135                   30                   .038
    201-0223            5                 135                   40                   .038
    201-0224            5                 135                   50                   .038



                      Focused(TM) Valved Infusion Catheters

      Current Exp. 18 months (36 month expiration pending, September 1998)


    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)  Max. Guidewire (In.)
===================================================================================================
    201-0225            5                 65                    1                    .038
    201-0226            5                 100                   1                    .038

                           Peripheral Micro Catheters

      Current Exp. 12 months (36 month expiration pending, September 1998)

                    MicroMewi(TM) Sidehole Infusion Catheters


    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)  Max. Guidewire (In.)
===================================================================================================
    201-0120           2.9                150                   5                    .018
    201-0121           2.9                150                   10                   .018
    201-0122           2.9                40                    5                    .018
    201-0124           2.9                180                   5                    .018
    201-0125           2.9                180                   10                   .018



                  Micro Patency(TM) Endhole Infusion Catheters

                                  Exp. 5 years


    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)  Max. Guidewire (In.)
===================================================================================================
    201-5020           2.9                40                 Endhole                 .018
    201-5021           2.9                100                Endhold                 .018
    201-5022           2.9                150                Endhole                 .018

                           Sidehole Infusion Catheters

      Current Exp. 18 months (36 month expiration pending, September 1998)

                     Mewi-5(TM) Sidehole Infusion Catheters

    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)  Max. Guidewire (In.)
===================================================================================================
    201-0150            5                 40                    5                    .035
    201-0151            5                 40                    10                   .035
    201-0152            5                 40                    15                   .035
    201-0153            5                 65                    5                    .035
    201-0154            5                 65                    10                   .035
    201-0155            5                 65                    15                   .035
    201-0156            5                 100                   5                    .035
    201-0157            5                 100                   10                   .035
    201-0158            5                 100                   15                   .035
    201-0160            5                 40                    5                    .038
    201-0161            5                 40                    10                   .038
    201-0162            5                 40                    15                   .038
    201-0163            5                 65                    5                    .038
    201-0164            5                 65                    10                   .038
    201-0165            5                 65                    15                   .038
    201-0166            5                 100                   5                    .038
    201-0167            5                 100                   10                   .038
    201-0168            5                 100                   15                   .038

                            Mechanical Thrombolysis

                          Cragg Thrombolytic Brush(TM)

                                 Exp. 18 months


                     Catheter
    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)   Brush Diameter (mm)
===================================================================================================
    202-0101            6                 65                 Endhole                   6

Contents:
A System contains one Brush Catheter and one Brush Motor Drive Unit



                        Castaneda Over-The-Wire Brush(TM)

                                 Exp. 18 months


                     Catheter
    Model #        Diameter (F)   Usable Length (Cm)   Infusion Length (Cm)   Brush Diameter (mm)
===================================================================================================
    202-0107            6                 65            Endhole & Sidehole             6

Max Guidewire: .035
Contents:
A System contains one Brush Catheter and one Brush Motor Drive Unit

                                   Accessories

                               Introducer Sheaths

                                  Exp. 5 years


            Model #                         Size (F)                  Sheath Length (Cm)
===============================================================================================
          203-6001-P10                          6                             5.5
          203-6002-P10                          5                             40

Contents Per Pack (all models)
1-Hemostasis value with hi-flow sideport and removable 3-way stopcock 1-radiopaque sheath
1-vessel dilator


                           Pulse-Spray Accessory Pack

                                    Exp. 2001


Model #
================================================================================
203-9000-P5                                      Contents Per Pack (all models):
                                                 1-dual check valve
                                                 1-1cc luer lock syringe
                                                 1-20cc luer lock syringe

                                 Infusion Wires

                                 Exp. 18 months

                        ProStream Sidehole Infusion Wires


    Model #       Diameter (In.)   Usable Length (Cm)  Infusion Length (Cm)  Max. Guidewire (In.)
===================================================================================================
    201-0410           .035               145                   3                     N/A
    201-0411           .035               145                   6                     N/A
    201-0412           .035               145                   9                     N/A
    201-0413           .035               145                   12                    N/A
    201-0414           .035               175                   3                     N/A
    201-0415           .035               175                   6                     N/A
    201-0416           .035               175                   9                     N/A
    201-0417           .035               175                   12                    N/A
    201-0610           .035               145                Endhole                  N/A
    201-0611           .038               145                Endhole                  N/A

                                    AGREEMENT
                                 by and between
                            Micro Therapeutics, Inc.
                                       and
                               Abbott Laboratories


                                  Exhibit 2.2.2

                        Pre-approved Product Price Range


In conformity with Sections 2.2.2 and 3.9 of the Agreement, MTI shall have the right to present contracts to Customers that provide the customer with up to a [*] percent ([*]%) deduction off of the published list price for each Product under this Agreement. MTI shall not have the right to deviate from this price range without prior written approval from Abbott. Abbott shall have the sole right to amend this Product price range at any time during the Agreement, and shall provide MTI with written notice when doing so.


*       CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                                    AGREEMENT
                                 by and between
                            Micro Therapeutics, Inc.
                                       and
                               Abbott Laboratories


                                   Exhibit 4.5
                   Post-Marketing Clinical Development Program

This exhibit will be mutually agreed to by the parties to the Agreement no later than September 30, 2000.

                                    AGREEMENT
                                 by and between
                            Micro Therapeutics, Inc.
                                       and
                               Abbott Laboratories


                                  Exhibit 12.5
                         Alternative Dispute Resolution

                      ADR (ALTERNATIVE DISPUTE RESOLUTION)



The parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either party's rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution ("ADR") provision, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their equivalents) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days).

If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.


1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

                             (a) The CPR shall submit to the parties a list of
                      not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

                                (b) Such list shall include a statement of
                        disclosure by each candidate of any circumstances likely to affect his or her impartiality.

                                (c) Each party shall number the candidates in
                        order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

                                (d) If the parties collectively have identified
                        fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location in the State of California agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location in the State of California other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

                                (a) a copy of all exhibits on which such party
                        intends to rely in any oral or written presentation to the neutral;

                                (b) a list of any witnesses such party intends
                        to call at the hearing, and a short summary of the anticipated testimony of each witness;

                                (c) a proposed ruling on each issue to be
                        resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

                                (d) a brief in support of such party's proposed
                        rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

        Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

                             (a) Each party shall be entitled to five (5) hours
                      of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

                             (b) Each party shall be entitled, but not required,
                      to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

                             (c) The party initiating the ADR shall begin the
                      hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

                             (d) Except when testifying, witnesses shall be
                      excluded from the hearing until closing arguments.

                             (e) Settlement negotiations, including any
                      statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten
        (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party's proposed rulings and remedies on some issues and the other party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

                             (a) If the neutral rules in favor of one party on
                      all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

                             (b) If the neutral rules in favor of one party on
                      some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.